Exhibit 77M for AXP(R) Variable Portfolio- Managed Series, Inc.

Merger of IDS Life Series Equity Income Portfolio into AXP(R) Variable Portfolio
- Diversified Equity Income Fund

On July 9, 2004, IDS Life Series Equity Income Portfolio (the Selling Fund), a series of IDS Life Series Fund, Inc. (the Selling Corporation), merged into AXP(R) Variable Portfolio - Diversified Equity Income Fund (the Buying Fund), a series of AXP(R) Variable Portfolio- Managed Series, Inc. (the Buying Corporation).

Board action: Board members of the Selling Corporation, at a meeting held on January 26, 2004, and Board members of the Buying Corporation, at a meeting held on January 7-8, 2004, approved the Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing contract holders of the respective Fund would not be diluted as a result of the reorganization.

Shareholder approval: The contract holders of the Selling Fund approved an Agreement between the Selling Fund and the Buying Fund at a special meeting held on June 9, 2004.

Terms of the Reorganization: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for shares of the Buying Fund. Those shares were distributed proportionately to the shareholders (the separate accounts sponsored by IDS Life Insurance Company) of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. Neither the Selling Fund nor the contract holders whose contract values were allocated to a subaccount investing in a Selling Fund paid any sales charge in connection with the distribution of shares. American Express Financial Corporation agreed to bear the costs of effecting the Reorganization.


Merger of IDS Life Series Managed Portfolio into AXP(R) Variable Portfolio - Managed Fund

On July 9, 2004, IDS Life Series Managed Portfolio (the Selling Fund), a series of IDS Life Series Fund, Inc. (the Selling Corporation), merged into AXP(R) Variable Portfolio - Managed Fund (the Buying Fund), a series of AXP(R) Variable Portfolio- Managed Series, Inc. (the Buying Corporation).

Board action: Board members of the Selling Corporation, at a meeting held on January 26, 2004, and Board members of the Buying Corporation, at a meeting held on January 7-8, 2004, approved the Agreement and Plan of Reorganization (Agreement). Each Board determined that participation in the reorganization was in the best interests of the respective Fund and that the interests of existing contract holders of the respective Fund would not be diluted as a result of the reorganization.


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Shareholder approval: The contract holders of the Selling Fund approved an
Agreement between the Selling Fund and the Buying Fund at a special meeting held on June 9, 2004.

Terms of the Reorganization: Under the Agreement, the Selling Fund transferred all of its assets to the Buying Fund in exchange for shares of the Buying Fund. Those shares were distributed proportionately to the shareholders (the separate accounts sponsored by IDS Life Insurance Company) of the Selling Fund. The Buying Fund assumed the liabilities of the Selling Fund. Neither the Selling Fund nor the contract holders whose contract values were allocated to a subaccount investing in a Selling Fund paid any sales charge in connection with the distribution of shares. American Express Financial Corporation agreed to bear the costs of effecting the Reorganization.